EXHIBIT 4.2

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This Agreement entered into as of October 2, 2023

B E T W E E N:

LUCID PSYCHECEUTICALS INC.

(hereinafter referred to as the "Vendor")

OF THE FIRST PART;

-and-

CELLY NUTRITION CORPORATION

(hereinafter referred to as the "Purchaser")

OF THE SECOND PART;

WHEREAS, the Vendor is the owner of the name and trademark “UNBUZZD”;

AND, WHEREAS, the Purchaser wishes to purchase the name and trademark “UNBUZZD”, upon and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE, for the sum of $2.00 and other good and valuable consideration, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Closing Date

1. The parties anticipate that completion of the transaction of purchase and sale contemplated by this Agreement will occur on the date hereof (the “Closing Date”).

Assets to be Purchased

2. The Purchaser will purchase from the Vendor and the Vendor will sell to the Purchaser the name and trademark “UNBUZZD” (the “Intellectual Property”).

Vendor’s Representations

3. The Vendor represents and warrants to the Purchaser as follows, with the intent that the Purchaser will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement, which representations and warranties shall survive the closing and shall continue in full force and effect for a period of 2 years after the Closing Date:

(a) The Vendor is a corporation duly incorporated, organized and validly existing in good standing;

(b) The Vendor has all necessary corporate power, authority and capacity to enter into and to perform its obligations under this Agreement and any other agreements or instruments to be delivered pursuant to this Agreement. The Vendor's execution and delivery and performance of its obligations under this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of the Vendor;

(c) The Vendor is the beneficial owner of, and has good and marketable title to, the Intellectual Property free and clear of any and all liens, charges, interests, claims or encumbrances;

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Vendor’s Covenants

4. The Vendor covenants that it will execute the Assignment as attached hereto as Schedule A, namely that required to be submitted to the Canadian Intellectual Property Office to effect the assignment of trademark application 2243761.

Counterpart / Electronic Execution and Delivery

5. This Agreement may be executed and delivered by any one or more of the parties by facsimile or e-mail, and any copy of this Agreement so executed and delivered shall be as effective as an original and deemed for all purposes to be validly executed and delivered.

6. This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Execution

7. The Vendor and the Purchaser have signed, sealed and delivered this Agreement as of the date first written above.

LUCID PSYCHECEUTICALS INC.

Per:	/s/ Lakshmi Kotra
Lakshmi Kotra
I have authority to bind the corporation

CELLY NUTRITION CORPORATION

Per:	/s/ John Duffy
John Duffy
I have authority to bind the corporation

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SCHEDULE “A”

See attached

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ASSIGNMENT

WHEREAS, Lucid PsycheCeuticals Inc. is the owner of record of Canadian Trade-mark application Number 2243761, filed March 7, 2023 for the trade-mark UNBUZZD.

AND, WHEREAS, Celly Nutrition Corporation, the full post office address of whose principal office or place of business is 1 Adelaide St., Suite 801, Toronto, Ontario, M5C 2V9 has acquired from Lucid PsycheCeuticals Inc. the whole right, title and interest for Canada in and to the said trade-mark and said application, together with the goodwill of the business carried on in Canada in association with the said trade-mark and said application.

NOW, THEREFORE, in consideration of the sum of $2.00, and other good and valuable consideration, the receipt of which is hereby acknowledged, Lucid PsycheCeuticals Inc. confirms that it has sold, assigned and transferred, and by those present does sell, assign and transfer unto Celly Nutrition Corporation its successors and assigns, all rights, title and interest for Canada in and to the said trade-mark application, the same to be held by Celly Nutrition Corporation as fully and effectually as it would have been held by Lucid PsycheCeuticals Inc. had this assignment and sale not been made.

Executed this October 2, 2023.

LUCID PSYCHECEUTICALS INC.

Per:	/s/ Lakshmi Kotra
Lakshmi Kotra I have authority to bind the corporation

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